Exhibit 16.1

January 16, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of the Aspen Technology, Inc. Form 8-K dated January 10, 2008, and we agree with the statements made therein, except that we have no basis on which to agree or disagree with the statements made in the last paragraph of the disclosure.

Yours truly,

s/ Deloitte & Touche LLP

Boston, Massachusetts